Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 2, 2023, relating to the financial statements and financial highlights of Great Elm Capital Corp. appearing in the Annual Report on Form 10-K of Great Elm Capital Corp. for the year ended December 31, 2022, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus, which is part of such Registration Statement.

 /s/ Deloitte & Touche LLP

Boston, MA

June 16, 2023